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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ENTERTAINMENT PROPERTIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

EXPLANATORY NOTE
     In response to discussions between Entertainment Properties Trust (the “Company”) and Institutional Shareholder Services, Inc. (“ISS”) in connection with stockholder approval of the Company’s 2007 Equity Incentive Plan (the “2007 Plan”), the Board of Directors of the Company has determined that the 2007 Plan be amended to provide that the total number of shares of beneficial interest of the Company authorized for issuance under the Plan will be decreased from 1,500,000 to 950,000. The Company is filing this information with the Securities and Exchange Commission (the “SEC”) as additional soliciting material under Rule 14a-6 of the Securities Exchange Act of 1934 in connection with the solicitation of proxies for the approval of the 2007 Plan at the Company’s 2007 Annual Meeting.
     The Company has previously filed with the SEC and distributed to the Company’s shareholders the Company’s definitive Proxy Statement and Notice of 2007 Annual Shareholders’ Meeting. The Proxy Statement and Notice contain important information concerning the matters to be voted on at the 2007 Annual Shareholders’ Meeting, including the position of the Board of Directors with respect to those matters. Please note that the statements herein should be read in conjunction with the Company’s Proxy Statement and Notice of 2007 Annual Shareholders’ Meeting.
     You can obtain any of the documents that we file with the SEC through the SEC’s Web site (www.sec.gov) or they can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the Public Reference Room. In addition, these documents can be obtained on our corporate web site at www.eprkc.com. To obtain documents from us free of charge, please direct requests in writing to: Gregory K. Silvers, General Counsel, Entertainment Properties Trust, 30 W. Pershing, Suite 201, Kansas City, Missouri 64108.